UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ISTA PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

BAUSCH & LOMB INCORPORATED

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LETTER TO GLOBAL EMPLOYEES

Dear Bausch + Lomb Colleagues,

Today we announced plans to acquire ISTA Pharmaceuticals, a move that will further accelerate the transformation of Bausch + Lomb and take us another important step forward on our Action Agenda.  By combining our US Pharmaceuticals business with ISTA, we will strengthen our ability to bring meaningful medical advances to the many physicians and patients we serve.

ISTA is an excellent strategic fit with Bausch + Lomb.  The combination of our two companies will add more than $150 million in top line annualized sales upon consummation of the deal, and we expect it to be EBITDA accretive in the first full year after close.  We have a shared commitment to customers; complimentary product portfolios; and the combination will nearly double the number of mid-to-late stage innovations in our D&R pipeline.  What’s more, our two companies already enjoy a strong working relationship because we have been manufacturing nearly all of ISTA’s current products on their behalf for many years.

The consummation of our agreement with ISTA is subject to U.S. antitrust approval and other customary closing conditions, including ISTA shareholder approval, and therefore we will continue to operate independently until those approvals are obtained.  However, there is work to do ahead of any combination so I have asked Dan Wechsler, EVP and President of our Pharmaceutical Business to establish an integration team to manage the pre-combination and integration activities.

I’d like to express my sincere thanks to all of our Bausch + Lomb colleagues who have worked tirelessly to make today’s news possible.  Our agreement with ISTA further demonstrates our commitment to investing for the long-term especially in opportunities that can help grow our top-line, bottom-line and pipeline.  It also gets us that much closer to becoming the BEST global eye health company.

Best Regards,

Brent

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

ISTA plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction.  The Proxy Statement will contain important information about ISTA, Bausch + Lomb, the transaction and related matters.  Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by ISTA through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from ISTA by contacting Investor Relations at 949-789-3159 or jherbert@istavision.com.

ISTA and Bausch + Lomb and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ISTA’s stockholders with respect to the transactions contemplated by the merger agreement.  Information regarding ISTA’s directors and executive officers is contained in ISTA’s Annual Report on Form 10-K for the year ended December 31, 2011, its proxy statement dated November 1, 2011, and its Current Report on Form 8-K filed December 6, 2011, which are filed with the SEC.  As of February 24, 2012, ISTA's directors and officers beneficially owned approximately 5,481,128 shares, or 13.10%, of ISTA's common stock.  Additional information regarding the interests of the participants in the solicitation of proxies in connection with the transaction will be included in the Proxy Statement.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between Bausch + Lomb and ISTA, the expected timetable for completing the transaction, benefits and synergies of the transaction, and any other statements about Bausch + Lomb or ISTA managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the ability to consummate the transaction, and the other factors described in ISTA’s Annual Report on Form 10-K for the year ended December 31, 2011.  Bausch + Lomb and ISTA disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.

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